                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                            LEVEL 8 SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                 [LEVEL 8 LOGO]

                              8000 REGENCY PARKWAY
                           CARY, NORTH CAROLINA 27511

                                                                  ________, 2002

Dear Stockholder:

      You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Level 8 Systems, Inc. (the "Company") to be held at the Carnegie Center, Building 101, Princeton, New Jersey on December 20, 2002, at 10:00 a.m., local time. I sincerely hope that you will be able to attend the meeting, and I look forward to seeing you.

      The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. We also will report on the operations of the Company during the past year, as well as on our plans for the future.

      We are including with this Proxy Statement a copy of the Company's Annual Report on Form 10-K. It contains information on the Company's operations, markets, products and services as well as the Company's audited financial statements.

      Please take this opportunity to become involved in the affairs of the Company. Each of the issues covered by the Proxy Statement is important to position the Company for growth. We hope you will take time to carefully consider each matter.

      Whether or not you expect to be present at the meeting, please complete, date, sign and mail the enclosed proxy in the envelope provided. Returning the proxy does NOT deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your proxy and vote your own shares.

                                            Sincerely,


                                            /s/ Anthony C. Pizi

                                            Anthony C. Pizi
                                            Chairman of the Board

                              LEVEL 8 SYSTEMS, INC.
                              8000 REGENCY PARKWAY
                           CARY, NORTH CAROLINA 27511

                          -----------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 20, 2002

                          -----------------------------

      Notice is hereby given that the Annual Meeting of Stockholders of Level 8 Systems, Inc. (the "Company") will be held at the Carnegie Center, Building 101, Princeton, New Jersey on December 20, 2002, 2002 at 10:00 a.m., local time, for the following purposes:

      1. To elect seven (7) directors to the Board of Directors to serve for the ensuing year and until their successors are duly elected and qualified;

      2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including four and twelve would be combined into one share of our common stock, to decrease the number of authorized shares of capital stock to 25 million, consisting of 5 million shares of authorized preferred stock and 20 million shares of common stock, and to authorize our Board of Directors to file one such amendment as an alternative to Proposal 3;

      3. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 40 million to 60 million and to authorize our Board of Directors to file such amendment as an alternative to Proposal 2;

      4. To ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 2002; and

      5. To transact such other business as may properly come before the meeting and any adjournment(s) thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

      The close of business on November 20, 2002 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the meeting.


                                     By Order of the Board of Directors,

                                     /s/ John P. Broderick
                                     John P. Broderick
                                     Chief Financial Officer and
                                      Corporate Secretary

Cary, North Carolina
_______, 2002

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. NO POSTAGE IS NEEDED IF MAILED IN THE UNITED STATES.

                              LEVEL 8 SYSTEMS, INC.
                              8000 REGENCY PARKWAY
                           CARY, NORTH CAROLINA 27511

                                 PROXY STATEMENT

      This Proxy Statement is furnished to stockholders in connection with the solicitation by the Board of Directors of Level 8 Systems, Inc., a Delaware corporation (the "Company"), of proxies in the accompanying form for use at the Annual Meeting of Stockholders of the Company to be held at the Carnegie Center, Building 101, Princeton, New Jersey at 10:00 a.m., local time, on December 20, 2002, and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the accompanying Notice of Annual Meeting and Form of Proxy are being mailed to the Company's stockholders on or about November __, 2002.

                                     VOTING

      If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted at the Annual Meeting and, where a choice is specified, will be voted in accordance with the specification made. Any stockholder who gives a proxy may revoke it at any time before it is exercised by giving a later proxy, by attending the meeting and voting in person or by giving notice of revocation to the Company's Secretary. Executed but unmarked proxies will be voted "FOR" each of the director nominees and proposals described in this Proxy Statement and in accordance with the best judgment of the proxy holders on any other matter that may properly come before the meeting.

      The close of business on November 20, 2002 has been fixed by the Board of Directors as the record date for the determination of stockholders of the Company entitled to vote at the Annual Meeting. As of November 20, 2002, the Company had [19,127,467] shares of common stock which are each entitled to one vote (the "Voting Common Stock"). Additionally the Company had 11,570 shares of Series A3 Convertible Redeemable Preferred Stock, 30,000 shares of Series B3 Convertible Preferred Stock and 1,590 shares of Series C Convertible Redeemable Preferred Stock outstanding, with each holder of such stock being generally entitled to vote on an as-converted basis together with the holders of the common stock, subject to certain conversion limitations. Taking into account the relevant restrictions on conversion, the holders of Series C Preferred Stock are entitled to vote a total of [4,184,196] shares on an as-converted basis, the holders of Series B3 Preferred Stock are entitled to vote a total of [1,692,876] shares on an as-converted basis and the holders of the Series A3 Preferred Stock are entitled to vote [815,832] shares on an as-converted basis (collectively, the "Preferred Voting Stock," and, together with the Common Voting Stock, the "Voting Shares").

      Collectively, for purposes of calculating the presence of a quorum and whether a particular proposal has been approved, there are a total of [25,820,371] Voting Shares.

      The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of capital stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Directors are elected by a plurality of votes cast. In general, approval of any matter by our stockholders requires the affirmative vote of the holders of a majority of the shares of Voting Stock that are present in person or represented by proxy and entitled to vote at the meeting. Accordingly, the approval of Proposal 4, ratification of the appointment of independent accountants requires the affirmative vote of the holders of a majority of the shares of Voting Stock that are present in person or represented by proxy and entitled to vote at the meeting. However, Proposals 2, the amendment to the Company's Certificate of Incorporation to effect a reverse stock split and reduce the authorized shares of capital stock, will require the affirmative vote of a majority of the issued and outstanding shares of Voting Common Stock voting as a single class and the affirmative vote of the majority of the issued and outstanding shares of the Preferred Stock voting as a single class without regard to conversion limitations. Proposal 3, the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, will require the affirmative vote of the majority of the issued and outstanding shares of Voting Common Stock voting as a single class and the affirmative vote of the majority of the Voting Stock. The Board of Directors is seeking approval of both Proposals 2 and 3 because stockholder approval is required under Delaware law but will only implement one (or neither) of the proposals if the stockholders approve both such proposals

      Abstentions and broker non-votes (which occur when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner) will be counted as shares present in the determination of whether the shares of Voting Stock represented at the meeting constitute a quorum. Directors are elected by plurality vote and therefore abstentions and broker non-votes have no effect on the election of directors in Proposal 1. Abstentions will count in the tabulation of votes cast on each of the other proposals and will have the same effect as votes against these proposals. Broker non-votes will count as present, but will not be deemed entitled to vote on proposals for which brokers do not have discretionary authority and, therefore, will have no effect on the proposal to ratify the independent accountants, other than to reduce the affirmative votes needed to approve such proposal. In the case of Proposals 2 and 3, however, broker non-votes will have the same effect as votes against such proposals.

      Stockholder votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. All stockholder meeting proxies, ballots and tabulations that identify individual stockholders are kept secret, and no such document shall be available for examination, nor shall the identity or the vote of any stockholder be disclosed except as may be necessary to meet legal requirements under the laws of Delaware, the Company's state of incorporation.

      The expense of the solicitation of proxies will be borne by the Company. Following the original mailing of the proxy material, solicitation of proxies may be made by mail, telephone, telegraph, courier service or personal interview by certain of the regular employees of the Company, who will receive no additional compensation for their services. In addition, the Company has engaged InvestorCom, Inc. a proxy solicitation firm, to aid in the solicitation of proxies. The Company will pay $5,000 plus expenses for the services of InvestorCom, Inc. In addition, the Company will reimburse brokers and other nominees for their reasonable expenses incurred in forwarding soliciting material to beneficial owners.

                         BENEFICIAL OWNERSHIP OF SHARES

      The following table sets forth information as of November 1, 2002 with respect to beneficial ownership of shares by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each of the Company's directors, (iii) the executive officers of the Company named in the Summary Compensation Table (the "Named Executives") and
(iv) all current directors and executive officers of the Company as a group. Unless otherwise indicated, the address for each person listed is c/o Level 8 Systems, Inc., 8000 Regency Parkway, Cary, North Carolina 27511.

      Stock ownership information has been furnished to the Company by the named person. Beneficial ownership as reported in this section was determined in accordance with Securities and Exchange Commission regulations and includes shares as to which a person possesses sole or shared voting and/or investment power and shares that may be acquired on or before December 31, 2002 upon the exercise of stock options. Except as otherwise stated in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by such persons.

                                                                                                COMMON STOCK
                                                                                    -------------------------------------
NAME OF BENEFICIAL OWNER                                                            NO. OF SHARES        PERCENT OF CLASS
------------------------                                                            -------------        ----------------
MLBC, Inc. (1)...........................................................           1,229,000 (2)               6.4%
Seneca Capital International, Ltd.(3)....................................           1,121,011 (4)               5.5%
Seneca Capital, L.P.(5)..................................................             841,759 (6)               4.2%
Dennis McKinnie(7).......................................................                  --                  --
Steven Dmiszewicki (8)...................................................              255,000(8)               1.3%
Arik Kilman(9)...........................................................                  --                  --
Anthony C. Pizi..........................................................             859,564(10)               4.3%
Paul Rampel..............................................................             249,681(11)               1.3%
John P. Broderick........................................................              55,299(12)               *
Frank G. Artale..........................................................                  --                  --
Nicholas Hatalski........................................................                  --                  --
Kenneth W. Nielsen.......................................................                  --                  --
Bruce W. Hasenyager......................................................                  --                  --
Jon Anton................................................................                  --                  --
Jay R. Kingley...........................................................                  --                  --
All current directors and executive officers as a group (9 persons)......           1,164,544(13)               5.8%

----------
* Represents less than one percent of the outstanding shares.

(1) The address of MLBC, Inc. is c/o Merrill Lynch & Co., Inc., Corporate Law Department, 222 Broadway- 17th Floor, New York, New York 10038

(2) MLBC, Inc. is an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated. See "Certain Relationships and Related Transactions."

(3) The address of Seneca Capital International, Ltd. is 527 Madison Avenue, 11th Floor, New York, New York 10022.

(4) Includes 779,826 shares of common stock issuable upon conversion of Series B3 Preferred Stock and 341,185 shares issuable upon exercise of warrants at an exercise price of $0.40. Mr. Douglas Hirsch exercises sole voting or dispositive power with respect to the shares held of record by Seneca Capital International, Ltd.

(5) The address of Seneca Capital L.P. is 527 Madison Avenue, 11th Floor, New York, New York 10022.

(6) Includes 417,205 shares of common stock issuable upon conversion of Series B3 Preferred Stock, 188,408 shares of common stock issuable upon conversion of Series A3 Preferred Stock and 236,146 shares issuable upon exercise of warrants at an exercise price of $0.40 per share. Mr. Douglas Hirsch exercises sole voting or dispositive power with respect to the shares held of record by Seneca Capital L.P.

(7) The address of Dennis McKinnie is 8000 Regency Parkway, Suite 515, Cary, North Carolina 27511. Mr. McKinnie resigned as Senior Vice President, Chief Legal and Administrative Officer and Corporate Secretary in June 2001.

(8) The address of Steven Dmiszewicki is 8000 Regency Parkway, Suite 515, Cary, North Carolina 27511. Mr. Dmiszewicki resigned as Chief Executive Officer of the Company in February 2001. All shares reported are options exercisable within sixty (60) days.

(9) The address of Arik Kilman is Azrieli Center 3, Triangle Building, 42nd Floor, Tel Aviv 67023 Israel. Mr. Kilman resigned as Chief Strategy Officer of the Company in April 2001.

(10)  Includes 266,643 shares subject to stock options exercisable within sixty
      (60) days, 394,737 shares of common stock issuable upon the conversion of Series C Preferred Stock and 98,684 shares of common stock issuable upon the exercise of warrants at an exercise price of $0.38 per share of common stock subject to adjustment.

(11) Includes 24,462 shares of common stock and 20,919 shares issuable upon the exercise of warrants at an exercise price of $30.00 per share. Also includes 204,300 shares subject to stock options exercisable within sixty
      (60) days.

(12) Consists of 55,299 shares subject to stock options exercisable within sixty (60) days.

(13) Includes shares issuable upon exercise of options and warrants exercisable within sixty (60) days as described in Notes 10-12.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who own more than ten percent of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the SEC and Nasdaq. Reporting Persons are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

      Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, the Company believes that during fiscal 2001, all Reporting Persons complied with all applicable filing requirements.

                        PROPOSAL 1: ELECTION OF DIRECTORS

      The Board of Directors has nominated Anthony Pizi, Paul Rampel, Frank Artale, Nicholas Hatalski, Bruce Hasenyager, Kenneth Nielsen and Jay Kingley for election as directors at the 2002 Annual Meeting of Stockholders. All nominees currently are members of the Board of Directors. All nominees have consented to serve as directors if elected. Each of the directors elected at the 2002 Annual Meeting of Stockholders will serve until the 2003 Annual Meeting of Stockholders and until the election and qualification of his successor or until his earlier death, resignation or removal.

      The affirmative vote of a plurality of the votes cast by the holders of Voting Stock, voting together as a single class, will be required to elect each of the nominees as a director of the Company for the ensuing year.

VOTE TO ELECT DIRECTORS

      Directors are elected by a plurality of the votes cast. It is the intention of the persons named as proxies to vote the proxies "FOR" the election to the Board of Directors of the seven nominees named above, unless a stockholder directs otherwise. In the event that a vacancy (which is not anticipated) arises among the nominees prior to the Annual Meeting, the proxy will be voted for the remaining nominees and may be voted for a substitute nominee designated by the Board of Directors.

THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS ACTION OF THE DIRECTORS, RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED IN THIS PROPOSAL.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS AND DIRECTOR NOMINEES

      Set forth below with respect to each nominee is his name, age, principal occupation and business experience for the past five years and length of service as a director of the Company, when applicable.

ANTHONY C. PIZI

Director since August 2000.          Age: 43

Mr. Pizi has served as Chairman of the Board of Directors and as Chief Technology Officer since December 1, 2000. He has served as Chief Executive Officer since February 1, 2001. Mr. Pizi has been a director since August 2000. Until December 2000, he was First Vice President and Chief Technology Officer of Merrill Lynch's Private Client Technology Architecture and Service Quality Group. Mr. Pizi's 16 years with Merrill Lynch included assignments in Corporate MIS, Investment Banking and Private Client. Mr. Pizi earned his BS in Engineering from West Virginia University.

PAUL RAMPEL

Director since February 2001.        Age: 49

Mr. Rampel has served as a director since February 1, 2001. He previously served as President until June 2002. Mr. Rampel previously served as Senior Vice President of Research and Development from November 2000 when he joined the Company following the acquisition of StarQuest Software, Inc. ("StarQuest"). Previously, as chief executive officer, president and a founder of StarQuest, Mr. Rampel directed the day-to-day management operations of StarQuest. In addition, he was the design architect of StarQuest's software products and a recognized expert on IBM connectivity with 25 years of industry experience. Prior to StarQuest, Mr. Rampel was the founder and CEO of Orion Networking Systems, which was acquired by Apple Computer, Inc. in 1988. Prior to that, he was manager of data processing for McKesson and held other management positions with Alfa Laval and Communications Solutions, Inc.

FRANK G. ARTALE

Director since June 2001.            Age: 37

Mr. Artale has been a director of Level 8 since June 2001. Since March 2002, Mr. Artale has served as CEO of Consera Software. Prior to that and since July 2000, Mr. Artale served as the Vice President and General Manager of the Windows Platform Division at Veritas Software Corporation (NASDAQ: VRTS) where his group is responsible for overall product strategy for Windows targeted software products. Prior to joining Veritas, Mr. Artale spent nine years at Microsoft Corporation where he held various positions including General Manager for systems management during the Windows 2000 project and Director of Program Management for Windows NT 4.0.

NICHOLAS HATALSKI

Director since September 2002.       Age: 40

Mr. Hatalski has been a director of Level 8 since September 2002. Since December 2000, Mr. Hatalski has served as a Senior Vice President of the iServices Group of Park City Solutions, Inc. Previously, he was a Practice Manager at Siemens Health Services.

BRUCE W. HASENYAGER

Director since October 2002.         Age: 60

Mr. Hasenyager has been a director of Level 8 since October 2002. Since April 2002, Mr. Hasenyager has served as Director of Business and Technology Development at the Hart eCenter at Southern Methodist University. Prior to that, Mr. Hasenyager served as Senior Vice President and CTO of Technology and Operations at MobilStar Network Corporation since April 1996.

KENNETH W. NIELSEN

Director since October 2002.         Age: 43

Mr. Nielsen has been a director of Level 8 since October 2002. Since December 1998, Mr. Nielsen has served as President and CEO of Nielsen Personnel Services, inc., a personal staffing firm. Prior to that, Mr. Nielsen was District Operations Manager for Outsource International, Inc.

JAY R. KINGLEY

Director since November 2002.        Age: 41

Mr. Kingley has been a director of Level 8 since November 2002. Since 2001, Mr. Kingley has served as CEO of Warren Partners, LLC, a software development and consultancy company. Prior to that, Mr. Kingley was Managing Director of a business development function of Zurich Financial Services Group from 1999-2001. Prior to joining Zurich Financial Services Group, Mr. Kingley was Vice President of Diamond Technology Partners, Inc., a management consulting firm.

CHANGES IN THE COMPOSITION OF THE BOARD OF DIRECTORS

      At the 2001 Annual Meeting of Stockholders, the stockholders elected Anthony Pizi, Paul Rampel, Lenny Recanati, Samuel Somech, Theodore Fine, Michel Berty, John W. Cummings, Talmor Margalit, Frank Artale, Richard Daly and Burton Grad to the Board of Directors of Level 8. Mr. Somech resigned from the Board of Directors in July 2001 to pursue other interests. In connection with a change in control of Liraz Systems, Ltd. ("Liraz") and the sale of the majority of their holdings of Level 8 securities, the three directors affiliated with Liraz, Messrs. Margalit, Recanati and Grad, resigned from the Board of Directors in November 2001. Pursuant to the terms of a certain stockholders' agreement with Merrill Lynch, Pierce, Fenner & Smith ("Merrill Lynch"), Merrill Lynch replaced Mr. Cummings as Merrill Lynch's representative on the Board of Directors with Byron C. Vielehr in January 2002. Subsequently, in July 2002, Merrill Lynch terminated the stockholders' agreement and Mr. Vielehr resigned from the Board. Mr. Daly resigned from the Board in July 2002, Dr. Berty resigned from the Board in August 2002 and Mr. Fine resigned in September 2002. John Barbano was appointed to the Board of Directors in January 2002 and subsequently resigned in August 2002. None of the resignations were the result of a disagreement with the Company or its management.

      Pursuant to the authority granted to the Board of Directors under the Company's Certificate of Incorporation and bylaws, the Company's Board of Directors appointed the following people to fill vacancies left by the departing Board members. Dr. Jon Anton was appointed to the Board in April 2002 but has elected not to stand for reelection at this Annual Meeting of Stockholders. Mr. Hatalski was appointed to the Board of Directors in September 2002. Messrs. Hasenyager and Nielsen were appointed to the Board of Directors in October 2002. Mr. Kingley was appointed to the Board in November 2002.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      The Board of Directors is responsible for the overall affairs of the Company. The Board of Directors held twelve meetings in 2001. Each director attended over 75% of the meetings of the Board and any committees on which he served in fiscal 2001. To assist the Board of Directors in carrying out their responsibility, the Board has delegated certain authority to several committees. Information concerning these committees follows.

      Messrs. Artale, Rampel and Hatalski presently serve on the Compensation Committee of the Board of Directors. During 2001, the Compensation Committee consisted primarily of Messrs. Daly, Artale and Recanati until Mr. Recanati's resignation in November 2001. Prior to the Annual Stockholders Meeting in June 2001, the Compensation Committee consisted of Messrs. Fine, Kilman and Recanati. The Compensation Committee has (i) full power and authority to interpret the provisions of and supervise the administration of the Level 8 1997 Stock Option Plan and the Outside Director Stock Incentive Plan, and (ii) the authority to review all compensation matters relating to the Company. The Compensation Committee met seven times during fiscal 2001.

      Messrs. Artale, Nielsen and Hasenyager presently serve on the Audit Committee of the Board of Directors. During most of 2001, the Audit Committee consisted of Messrs. Daly, Artale, Fine and Dr. Berty. The Audit Committee recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company's internal accounting staff. The Audit Committee met four times during fiscal 2001. During a portion of fiscal year 2001, Mr. Recanati and Dr. Robert Brill were members of the Audit Committee.

      The Board of Directors formed a Nominating Committee consisting of Mr. Fine and Dr. Berty at a meeting on May 17, 2001. Messrs. Hasenyager and Rampel presently serve on the Nominating Committee of the Board of Directors. The Nominating Committee is responsible for proposing nominees to fill vacancies on the Board of Directors. The Nominating Committee does not consider stockholder recommendations for directors.

      The Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee is currently comprised of Messrs. Artale, Rampel and Hatalski. None of the current members of the Compensation Committee has served as an executive officer of the Company, except for Mr. Rampel, who was an executive officer until June 2002, and no executive officer of the Company has served as a member of the Compensation Committee of any other entity of which Messrs. Artale, Rampel and Hatalski have served as executive officers. There were no interlocking relationships between the Company and other entities that might affect the determination of the compensation of the directors and executive officers of the Company.

DIRECTOR COMPENSATION

      In May 1999, stockholders of the Company approved the Outside Director Stock Incentive Plan of the Company. Under this plan, the outside directors may be granted an option to purchase 12,000 shares of common stock at a price equal to the fair market value of the common stock as of the grant date. In January 2002, the Board of

Directors approved an amendment to the Outside Director Stock Incentive Plan to provide an increase in the number of options to be granted to outside directors to 24,000. These options vest over a three year period in equal increments upon the eligible Director's election to the Board, with the initial increment vesting on the date of grant. The Outside Director Stock Incentive Plan also permits eligible directors to receive partial payment of director fees in common shares in lieu of cash, subject to approval by the Board of Directors. In addition, the plan permits the Board of Directors to grant discretionary awards to eligible directors under the plan. None of the Company's Directors received additional monetary compensation for serving on the Board of Directors of the Company in 2001, other than reimbursement of reasonable expenses incurred in attending meetings.

      In October 2002, the Board of Directors approved an amendment to the stock incentive plan for all non-management directors. Under the amendment, each non-management director will receive 100,000 options to purchase common stock of the Company at the fair market value of the common stock on the date of grant. These shares will vest in three equal increments with the initial increment vesting on the date of grant. The option grant contains an acceleration of vesting provision should the Company incur a change in control. A change in control is defined as a merger or consolidation of the Company with or into another unaffiliated entity, or the merger of an unaffiliated entity into the Company or another subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to the transaction hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger or consolidation. Under the amendment, there will be no additional compensation awarded for committee participation. The shares allocated to the Board of Directors are being issued out of the Level 8 Systems, Inc. 1997 Employee Stock Plan.

ADDITIONAL INFORMATION

      For additional information that should be considered with regard to the election of directors, see "Executive Compensation," "Stock Performance Graph" and "Section 16(a) Beneficial Ownership Reporting Compliance."

                               EXECUTIVE OFFICERS

      The Company's current executive officers are listed below, together with their age, position with the Company and business experience for the past five years.

ANTHONY C. PIZI                   Age:  43

Mr. Pizi currently serves as the Chairman of the Board, Chief Executive Officer and Chief Technology Officer of the Company. Please refer to the section of this Proxy Statement entitled "Additional Information Concerning the Board of Directors and Director Nominees" for additional information regarding Mr. Pizi's experience.

JOHN P. BRODERICK                 Age:  53

Mr. Broderick has served as the Chief Operating Officer of the Company since June 2002, as the Chief Financial Officer of the Company since April 2001, and as Corporate Secretary since August 2001. Prior to joining the Company, Mr. Broderick was Executive Vice President of Swell Inc., a sports media e-commerce company where he oversaw the development of all commerce operations and served as the organization's interim CFO. Previously, Mr. Broderick served as chief financial officer for Programmer's Paradise, a publicly held (NASDAQ: PROG) international software marketer. Mr. Broderick received his B.A. in accounting from Villanova University.

                             EXECUTIVE COMPENSATION

      The following summary compensation table sets forth the compensation earned by all persons serving as the Company's during fiscal year 2001, the executive officers serving or having served at the end of fiscal 2001 whose salary and bonus exceeded $100,000 for services rendered to the Company during fiscal 2001 and two other former executive officers who would be included but for the fact that they no longer served as executive officers at the end of fiscal 2001. The table reflects compensation earned for each of the last three years or for such shorter period of service as an executive officer as is reflected below. For the principal terms of the options granted during fiscal 2001, see "Option Grants in Fiscal 2001."

                           SUMMARY COMPENSATION TABLE

             NAME AND                                                              SECURITIES        ALL OTHER
             PRINCIPAL                 FISCAL                                      UNDERLYING          ANNUAL
             POSITION                   YEAR        SALARY          BONUS            OPTIONS        COMPENSATION
             --------                   ----        ------          -----            -------        ------------
Anthony C. Pizi                         2001     $  527,038     $       --           500,000        $       --
Chief Executive Officer, Chief
Technology Officer and Chairman (1)


Paul Rampel                             2001     $  231,310     $   60,000           404,300        $       --
Former President (2)                    2000     $   15,000     $       --                --


John P. Broderick                       2001     $  146,788     $   40,000           165,900        $       --
Chief Operating and Financial
Officer, Corporate Secretary


Steven Dmiszewicki                      2001     $   16,668     $       --                --        $  592,309(4)
Former Chief Executive Officer (3)      2000     $  235,416     $  200,000(5)        120,000(6)     $       --
                                        1999     $  200,000     $       --             35,000       $       --


Arie Kilman                             2001     $  166,667     $       --                --        $1,795,000(8)
Former Chief Strategy Officer (7)       2000     $  234,374     $  100,000            50,000(9)     $       --
                                        1999     $  120,000     $   90,000           200,000(9)     $       --


Dennis McKinnie                         2001     $  112,501     $       --                --        $  276,922(11)
Former Senior Vice President,           2000     $  182,292     $   83,000                --        $       --
Chief Legal and Administrative          1999     $  172,917     $   50,000                --        $       --
Officer, Corporate Secretary (10)

----------

(1) Mr. Pizi began his service as Chief Executive Officer of the Company in February 2001.

(2)   Mr. Rampel resigned his position as President in June 2002.

(3) Mr. Dmiszewicki resigned his position as Chief Executive Officer in February 2001.

(4) Includes a single lump sum payment of $500,000 and an additional $92,309 for accrued vacation paid in connection with Mr. Dmiszewicki's separation from the Company. Please see "Employment Agreements, Termination of Employment and Change-In-Control Arrangements" for a complete description of the severance arrangement.

(5) Includes a $100,000 performance based bonus and a bonus of $100,000 for the successful completion of the Template acquisition.

(6) In December 2000, Mr. Dmiszewicki voluntarily forfeited 100,000 options with an exercise price of $37.875.

(7)   Mr. Kilman resigned his position as Chief Strategy Officer in April 2001.

(8) Includes a single lump sum payment of $750,000 paid in connection with Mr. Kilman's separation from the Company and $1,045,000, which represents the fair market value of 250,000 shares of common stock that were issued to Mr. Kilman in connection with his separation from the Company. Please see "Employment Agreements, Termination of Employment and Change-In-Control Arrangements" for a complete description of the severance arrangement.

(9) In December 2000, Mr. Kilman voluntarily forfeited all of his 250,000 options.

(10)  Mr. McKinnie resigned all his positions with the Company on June 30, 2001.

(11) Includes a single lump sum payment of $225,000 and an additional $51,922 for accrued vacation paid in connection with Mr. McKinnie's separation from the Company. Please see "Employment Agreements, Termination of Employment and Change-In-Control Arrangements" for a complete description of the severance arrangement.

      The following table sets forth information regarding each grant of stock options to each of the Named Executives during fiscal 2001. The Company is required to withhold from the shares issued upon exercise a number of shares sufficient to satisfy applicable withholding tax obligations. The Company did not award any stock appreciation rights ("SARs") during fiscal 2001.

                          OPTION GRANTS IN FISCAL 2001

                                INDIVIDUAL GRANTS

                                                                                     POTENTIAL REALIZABLE VALUE
                         NUMBER OF       PERCENT OF                                    AT ASSUMED ANNUAL RATES
                        SECURITIES      TOTAL OPTIONS                                    OF APPRECIATION FOR
                        UNDERLYING       GRANTED TO       EXERCISE                             OPTION TERM
                          OPTIONS       EMPLOYEES IN       PRICE      EXPIRATION     -----------------------------
NAME                      GRANTED        FISCAL YEAR      ($/SHARE)       DATE             5%($)          10%($)
--------------          ----------      ------------     ----------   ----------     -------------     -----------
Anthony C. Pizi           300,000           9.88%        $  6.125       01/02/11       $1,155,594      $2,928,502
                          100,000           3.29%        $  5.81        03/06/11          365,388         925,964
                          100,000           3.29%        $  1.74        12/03/11          109,428         272,311

Paul Rampel
                          200,000           6.58%        $  5.81        03/06/11          730,776       1,851,929
                          204,300           6.73%        $  1.74        12/03/11          223,561         566,547

John P.Broderick
                          50,000            1.65%        $  4.04        05/07/11          127,037         321,936
                          25,000            0.82%        $  1.75        09/25/11           27,514          69,726
                          90,900            2.99%        $  1.74        12/03/11           99,470         252,076

      The following table sets forth information concerning the options exercised during fiscal 2001 and held at December 31, 2001 by the Named Executives.

                FISCAL 2001 YEAR - END OPTION HOLDINGS AND VALUES

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED IN-THE-MONEY
                                                    OPTIONS AT DECEMBER 31, 2001      OPTIONS AT DECEMBER 31, 2001(1)
                                                    ----------------------------      -------------------------------
                           SHARES
                          ACQUIRED       VALUE
NAME                     ON EXERCISE   REALIZED    EXERCISABLE     UNEXERCISABLE    EXERCISABLE (2)    UNEXERCISABLE
----------------         -----------   --------    -----------     -------------    ---------------    -------------
Anthony C. Pizi              --           --         133,333          530,600             --              $101,000

Paul Rampel                  --           --          99,999          414,301             --              $206,343

John P. Broderick            --           --            --            165,900             --              $116,809

Steven Dmiszewicki           --           --        255,000(3)           --               --                 --

Dennis McKinnie              --           --        120,000(4)           --               --                 --

(1) Based on $2.75 per share, the December 31, 2001, closing price as quoted on the Nasdaq National Market.

(2) The exercisable stock options held by these executives were not in-the-money at December 31, 2001.

(3) Mr. Dmiszewicki holds 255,000 shares subject to stock options. As part of the separation agreement, dated January 31, 2001 between the Company and Mr. Dmiszewicki, all of Mr. Dmiszewicki's option holdings immediately vested and the period in which those options may be exercised was extended to 36 months from the date of termination. Please see "Employment Agreements, Termination of Employment and Change-In-Control Arrangements" for a complete description of the severance arrangement.

(4) Mr. McKinnie holds 120,000 shares subject to stock options. As part of the separation agreement, dated February

      1, 2001, as amended May 5, 2001, between the Company and Mr. McKinnie, all of Mr. McKinnie's option holdings immediately vested and the period in which those options may be exercised was extended to one year from the date of termination which was in June of 2001. Accordingly, these options expired in June 2002. Please see "Employment Agreements, Termination of Employment and Change-In-Control Arrangements" for a complete description of the severance arrangement.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

      Under the employment agreement between the Company and Mr. Pizi effective January 1, 2002, the Company pays Mr. Pizi an annual base salary of $300,000, and a performance bonus in cash of up to $150,000 per annum payable quarterly based upon certain revenue goals, as determined by the Compensation Committee of the Board of Directors of the Company, in its discretion. Upon termination of Mr. Pizi's employment by the Company without cause, the Company has agreed to pay Mr. Pizi (a) a lump sum payment of one year of Mr. Pizi's then base salary within thirty (30) days of termination and (b) two hundred thousand (200,000) shares of the Company's common stock. In the event there occurs a substantial change in Mr. Pizi's job duties, there is a decrease in or failure to provide the compensation or vested benefits under the employment agreement or there is a change in control of the Company, the Company has agreed to grant Mr. Pizi two hundred thousand (200,000) shares of the Company's common stock. If Mr. Pizi's employment is terminated for any reason, Mr. Pizi has agreed that, for one (1) year after such termination, he will not directly or indirectly solicit or divert business from the Company or assist any business in attempting to do so or solicit or hire any person who was an employee of the Company during the term of his employment agreement or assist any business in attempting to do so.

      Under the employment agreement between the Company and Mr. Broderick effective January 1, 2002, the Company pays Mr. Broderick a base salary of $200,000 and a performance bonus of cash up to 20% of Mr. Broderick's base salary. Upon termination of Mr. Broderick's employment by the Company without cause, the Company has agreed to provide Mr. Broderick with salary continuation of six months of Mr. Broderick's then base salary beginning on the first payday after the date of termination. In the event there occurs a substantial change in Mr. Broderick's job duties, there is a decrease in or failure to provide the compensation or vested benefits under the employment agreement or there is a change in control of the Company, the Company has agreed to grant Mr. Broderick fifty thousand (50,000) shares of the Company's common stock, a salary continuation amounting to six months of Mr. Broderick's then base salary and immediately vest all unvested stock options held by Mr. Broderick. Mr. Broderick will have thirty (30) days from the date written notice is given about either a change in his duties or the announcement and closing of a transaction resulting in a change in control of the Company to resign and execute his rights under this agreement. If Mr. Broderick's employment is terminated for any reason, Mr. Broderick has agreed that, for one (1) year after such termination, he will not directly or indirectly solicit or divert business from the Company or assist any business in attempting to do so or solicit or hire any person who was an employee of the Company during the term of his employment agreement or assist any business in attempting to do so.

      Under the separation agreement between the Company and Mr. Rampel dated June 18, 2002, the Company has agreed, among other things, to provide to Mr.
Rampel: (a) forgiveness of a $32,500 debt owed to the Company by Mr. Rampel; (b) immediate vesting of all unvested stock options and the extension of the period for exercise of these options to 12 months from the date of separation; and (c) a grant of 100,000 shares of common stock of the Company. All the payments above were subject to applicable withholding. In return for this compensation, Mr. Rampel executed a release of employment related claims and agreed to forfeit 310,000 vested stock options with exercise prices between $5.87 and $6.10.

      Under the separation agreement between the Company and Mr. Kilman dated April 25, 2001, the Company has agreed to provide Mr. Kilman with the following items: (a) $600,000 payable in one lump sum and $150,000 on the forty-fifth day following the effective date of the agreement and (b) two hundred fifty thousand (250,000) shares of Company common stock. In return for this compensation, Mr. Kilman has agreed to not (i) solicit or request any employee or consultant to leave employment of the Company, (ii) hire any employee of the Company, (iii) solicit or request any competing business to employ an employee of the Company or (iv) provide lists of employee names to recruiters.

      Under the separation agreement between the Company and Mr. McKinnie dated February 1, 2001, as amended by letter dated May 5, 2001, and in exchange for Mr. McKinnie's continued service until the 2001 Annual Meeting of Stockholders, the Company has agreed to provide Mr. McKinnie the following items: (a) his annual salary payable in one lump sum on May 7, 2001, (b) continued salary until the 2001 Annual Meeting of Stockholders, (c) medical, dental, vision, life insurance and long-term disability insurance at employer rates and 401(k) participation benefits for a period of 52 weeks from the date of the 2001 Annual Meeting of Stockholders, (d) compensation for executive coaching/placement services for 6 months, (e) a lump sum payment on May 7, 2001 for his unused vacation days which equal 60 days and
(f) the immediate vesting of all unvested options and the extension of the period for exercise of these options to one year from the date of the execution of the agreement. In return for this compensation, Mr. McKinnie has agreed to not (i) solicit or request any employee or consultant to leave employment of the Company, (ii) hire any employee of the Company, (iii) solicit or request any competing business to employ an employee of the Company or (iv) provide lists of employee names to recruiters.

      Under the separation agreement between the Company and Mr. Dmiszewicki, the Company has agreed to provide to Mr. Dmiszewicki with the following items:
(a) his weekly salary at the time of termination for the period of 52 weeks following the date of termination, (b) medical, dental, vision, life insurance and long-term disability insurance at employer rates and 401(k) participation benefits for a period of 9 months from the date of termination, (c) compensation for executive coaching/placement services for 6 months, (d) his unused vacation days which equal 60 days and (e) the immediate vesting of all unvested options and the extension of the period for exercise of these options to 36 months from the date of termination. In return for this compensation, Mr. Dmiszewicki executed a release of claims and has agreed, for a period of 12 months from the execution of the agreement, not to (a) solicit or request any employee or consultant to leave employment of the Company, (b) hire any employee of the Company, (c) solicit or request any competing business to employ an employee of the Company or (d) provide lists of employee names to recruiters.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      This report by the Compensation Committee of the Board of Directors discusses the Committee's compensation objectives and policies applicable to the Company's executive officers. The report reviews the Committee's policy generally with respect to the compensation of all executive officers as a group for fiscal 2001 and specifically reviews the compensation established for the Company's Chief Executive Officer as reported in the Summary Compensation Table.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors approves all policies under which compensation is paid or awarded to the Company's executive officers. The Committee is currently comprised of Messrs. Artale, Rampel and Hatalski. Mr. Rampel was President of the Company until June 2002. Mr. Arik Kilman, who served on the Compensation Committee during fiscal year 2000 and the first quarter of 2001, was the Chief Strategy Officer and a director of the Company. Messrs. Artale and Hatalski are not employees of the Company.

COMPENSATION PHILOSOPHY

      The Company's executive compensation program has three objectives: (1) to align the interests of the executive officers with the interests of the Company's stockholders by basing a significant portion of an executive's compensation on the Company's performance, (2) to attract and retain highly talented and productive executives, and (3) to provide incentives for superior performance by the Company's executives. To achieve these objectives, the Committee has crafted a program that consists of base salary, short-term incentive compensation in the form of a bonus and long-term incentive compensation in the form of stock options. These compensation elements are in addition to the general benefit programs that are offered to all of the Company's employees.

      Each year, the Committee reviews the Company's executive compensation program. In its review, the Committee studies the compensation packages for executives of a peer group of the Company's most direct publicly held competitors for executive talent, assesses the competitiveness of the Company's executive compensation program and reviews the Company's financial performance for the previous fiscal year. The Committee also gauges the success of the compensation program in achieving its objectives in the previous year and considers the Company's overall performance objectives.

      Each element of the Company's executive compensation program is discussed below.

BASE SALARIES

      The Committee annually reviews the base salaries of the Company's executive officers. The base salaries for the Company's executive officers for fiscal 2001 are reflected in the Summary Compensation Table and were established by the Committee at the beginning of that fiscal year. In addition to considering the factors listed in the foregoing section that support the Company's executive compensation program generally, the Committee reviews the responsibilities of the specific executive position and the experience and knowledge of the individual in that position. The Committee also measures individual performance based upon a number of factors, including a measurement of the Company's historic and recent financial performance and the individual's contribution to that performance, the individual's performance on non-financial goals and other contributions of the individual to the Company's success, and gives each of these factors relatively equal weight without confining its analysis to a rigorous formula. As is typical of most corporations, the actual payment of base salary is not conditioned upon the achievement of any predetermined performance targets.

INCENTIVE COMPENSATION

      Bonuses established for executive officers are intended to motivate the individual to work hard to achieve the Company's financial and operational performance goals or to otherwise motivate the individual to aim for a high level of achievement on behalf of the Company in the coming year. The Committee does not have a formula for determining bonus payments, but establishes general target bonus levels for executive officers at the beginning of the fiscal year based on relatively equal measures upon the Committee's subjective assessment of the Company's projected revenues and other operational and individual performance factors and may adjust these targets during the year. Bonuses for 2001 were determined by evaluations of individual performance and by the success of the Company.

LONG-TERM INCENTIVE COMPENSATION

      The Company provides its executive officers with long-term incentive compensation through grants of stock options under the Company's stock option plans. The Committee believes that placing a portion of executives' total compensation in the form of stock options achieves three objectives. It aligns the interest of the Company's executives directly with those of the Company's stockholders, gives executives a significant long-term interest in the Company's success and helps the Company retain key executives. In determining the number and terms of options to grant an executive, the Committee primarily considers subjectively the executive's past performance and the degree to which an incentive for long-term performance would benefit the Company. The size of option grants is comparable to grants by other corporations within the Company's industry that are comparable in size to the Company.

BENEFITS

      The Committee believes the Company must offer a competitive benefits program to attract and retain key executives. The Company provides the same medical and other benefits to its executive officers that are generally available to its other employees.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

      Mr. Dmiszewicki served as Chief Executive Officer of the Company from December 1, 2000 until January 31, 2001 and was compensated in accordance with the terms of his employment agreement with the Company. Mr. Pizi has served as Chief Executive Officer of the Company since February 1, 2000 and was compensated in accordance with the terms of his employment agreement with the Company. See "Executive Compensation-Employment Agreements, Termination of Employment and Change-In-Control Arrangements."

         Submitted by:              THE COMPENSATION COMMITTEE
                                            Frank Artale
                                            Paul Rampel
                                            Nicholas Hatalski

SECTION 162(M) OF THE INTERNAL REVENUE CODE

      It is the responsibility of the Compensation Committee to address the issues raised by Section 162(m) of the Internal Revenue Code, as amended (the "Code"). The revisions to this Code section made certain non-performance based compensation in excess of $1,000,000 to executives of public companies non-deductible to the companies beginning in 1994. The Committee has reviewed these issues and has determined that no portion of compensation payable to any executive officer for fiscal 2001 is non-deductible. The Company's 1995 Stock Incentive Plan and 1997 Stock Option Plan limit to 200,000 and 500,000, respectively, the number of options or shares that may be awarded to any individual in a single year under these plans.

AUDIT COMMITTEE REPORT

      The Audit Committee assists the Board of Directors in its oversight of the Company's accounting, reporting practices and financial reports. The Audit Committee's responsibilities are more fully described in its charter, a copy of which was filed as Exhibit A to the proxy statement for the 2001 Annual Meeting. Management has the primary responsibility for the preparation and integrity of the Company's financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company's independent auditors, Deloitte & Touche LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

      The Audit Committee reports as follows with respect to the audit of the Company's 2001 audited financial statements:

      The Committee reviewed and discussed the Company's 2001 audited financial statements with its management,

      - The Committee discussed with the independent auditors, Deloitte & Touche LLP, the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of the Company's financial statements,

      - The Committee received written disclosures and the letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditors' independence from the Company and its related entities) and discussed with the auditors their independence from the Company, and

      - Based on review and discussions of the Company's 2001 audited financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's 2001 audited financial statements be included in its Annual Report on Form 10-K.

         Submitted by:              THE AUDIT COMMITTEE*
                                    Michel Berty
                                    John Barbano
                                    Richard Daly

* Represents the composition of the Audit Committee as of March 20, 2002 when the audited financial statements were recommended for inclusion in the Company's Annual Report on Form 10-K.

AUDIT COMMITTEE CHARTER

      The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as Appendix A to the Proxy Statement for the 2001 Annual Meeting of Stockholders. The Board of Directors reviews and approves changes to the Audit Committee Charter annually. The Audit Committee Charter was not amended in 2001.

INDEPENDENCE OF AUDIT COMMITTEE MEMBERS

      The Company's current Audit Committee of Messrs. Artale, Nielsen and Hasenyager meets the requirements of independence as defined in the applicable Nasdaq standards. Prior to the appointment of Messrs. Artale, Nielsen and Hasenyager, the Audit Committee for the majority of 2002 was comprised of Messrs. Daly, Barbano and Dr. Berty. Subsequent to the 2001 Annual Stockholders meeting, Messrs. Artale, Daly, Fine and Dr. Berty comprised the Audit Committee. Prior to the 2001 Annual Stockholders Meeting, Dr. Brill, Mr. Recanati and Mr. Fine were the members of the Audit Committee. All members of the Audit Committee met the requirements of independence as defined by the applicable Nasdaq standards during their respective tenures except for Messrs. Fine and Recanati. Mr. Fine was employed by the Company in 1998 and Mr. Recanati was affiliated with our former principal stockholder, Liraz Systems Ltd.

                             STOCK PERFORMANCE GRAPH

      The following graph indicates the Company's cumulative total return to stockholders from December 31, 1996 through December 31, 2001, as compared to cumulative total returns for the Nasdaq Stock Market (U.S.) Index and the Media General Business Software and Services Index.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                          AMONG LEVEL 8 SYSTEMS, INC.,
                     NASDAQ MARKET INDEX AND MG GROUP INDEX
                                  [LINE CHART]


                     ASSUMES $100 INVESTED ON DEC. 31, 1996
                           ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 2001


                                      12/31/96   12/31/97   12/31/98   12/31/99   12/29/00   12/31/01
                                      --------   --------   --------   --------   --------   --------
LEVEL 8 SYSTEMS, INC                   100.00      87.90      62.50     222.98      39.32      17.68
                                       ------     ------     ------     ------     ------     ------
MG GROUP INDEX                         100.00     111.30     132.84     200.48     142.20     107.48
                                       ------     ------     ------     ------     ------     ------
NASDAQ MARKET INDEX                    100.00     122.32     172.52     304.29     191.25     152.46

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ASSIGNMENT OF NOTE RECEIVABLE FROM PROFIT KEY

      In October 2002, the Company assigned its interest in a Note Receivable from Profit Key Acquisition LLC to a group of investors including Nicholas Hatalski and Paul Rampel, members of our Board of Directors, and Anthony C. Pizi, the Chief Executive Officer of the Company. Pursuant to the terms of the agreement, Level 8 assigned its interest in a Note Receivable in the principal amount of $500,000, due March 31, 2003 with interest at 9% per annum in return for $400,000 cash. The Company solicited several competitive bids before finalizing the transaction.

SALE OF STARQUEST ASSETS

      On June 18, 2002, the Company and its subsidiary Level 8 Technologies, Inc. entered into an Asset Purchase Agreement with Starquest Ventures, Inc., a California corporation and an affiliate of Paul Rampel, a member of the Board of Directors of Level 8 and a former executive officer. Pursuant to the terms and conditions of the Asset Purchase Agreement, Level 8 sold its Star/SQL and CTRC software products to Starquest Ventures for $365,000 and the assumption of certain maintenance liabilities. $150,000 of the proceeds of the sale transaction was used to repay borrowings from Mr. Rampel.

LOAN FROM RELATED PARTIES

      In December 2001, the Company entered into an agreement with Messrs. Rampel and Pizi which provided for borrowings from them for up to $250,000 and is secured by notes and accounts receivable. The borrowings bear interest at 10% and are payable quarterly. In connection with Mr. Rampel's resignation from the Company in June 18, 2002 and the sale of the StarQuest assets to an entity affiliated with Mr. Rampel as described above, the Company repaid $150,000 of the borrowings to Mr. Rampel. In August 2002, Mr. Pizi elected to convert approximately $150,000 of his indebtedness from the Company into equity and participated in the Series C Convertible Redeemable Preferred Stock Offering on the same terms as the other investors. This agreement has been terminated.

TRANSACTIONS WITH MERRILL LYNCH

      On January 3, 2002, the Company entered into a Purchase Agreement with MLBC, Inc., an affiliate of Merrill Lynch. Pursuant to the Purchase Agreement, the Company issued 250,000 shares of its common stock to MLBC and entered into a royalty sharing agreement for sales of Cicero. Under the royalty sharing agreement, the Company is obligated to pay a royalty of 3% of the sales price for each sale of Cicero or related maintenance services. The royalties are not payable in excess of $20,000,000. As consideration for the issuance of the shares and the royalty payments, Merrill Lynch has entered into an amendment to the Cicero license agreement, which extends our exclusive worldwide marketing, sales, and development rights to Cicero and granted us certain ownership rights in the Cicero trademark. Pursuant to the Purchase Agreement, the Company also entered into a Registration Rights Agreement granting MLBC certain rights to have the shares of common stock it received under the Purchase Agreement registered under the Securities Act.

      On July 31, 2000, the Company entered into a Purchase Agreement with Merrill Lynch concerning technology owned by Merrill Lynch. On August 23, 2000, pursuant to the Purchase Agreement, Merrill Lynch granted the Company exclusive worldwide marketing, sales and public development rights for a period of two years to Cicero(R), a comprehensive integrated desktop computer environment developed by Merrill Lynch and used by more than 30,000 Merrill Lynch professionals worldwide, subject to Merrill Lynch's retained right to use and develop Cicero for its own use and the use of affiliates and the possible loss of exclusivity if the Company's share price does not meet certain targets. As consideration for this license, the Company issued 1,000,000 shares of Company common stock to Merrill Lynch.

      In connection with the Purchase Agreement, the Company and Merrill Lynch entered into a Registration Rights Agreement, dated as of August 23, 2000, granting Merrill Lynch certain rights to have the shares issued to Merrill Lynch registered under the Securities Act of 1933, as amended. In addition, the Company, Merrill Lynch and certain stockholders of the Company, including Liraz Systems Ltd. and certain of its affiliates, and Welsh, Carson, Anderson & Stowe VI, L.P. and certain of its affiliates, entered into a Stockholders Agreement, dated as of August 23, 2000, agreeing to vote their shares in favor of the designee of Merrill Lynch to the Company's Board of Directors.

      In September of 2000, Merrill Lynch purchased software and services from Level 8 at an aggregate purchase price of approximately $6 million. This purchase was made pursuant to a master software license entered into between Merrill Lynch and Seer in 1996 and was made under the Company's standard terms and conditions with respect to a purchase of this size.

      Prior to the Company's acquisition of StarQuest and before Merrill Lynch was a related party, StarQuest retained Merrill Lynch to provide investment banking services on its behalf. Following the acquisition of StarQuest, the Company paid Merrill Lynch approximately $800,000 in fees.

SALE OF GENEVA APPBUILDER ASSETS

      On October 1, 2001, the Company sold all of its assets relating to the Geneva AppBuilder software to BluePhoenix Solutions BV, a subsidiary of Liraz Systems Ltd. ("Liraz"), which was then a significant stockholder of Level 8 and an affiliate of Messrs. Margalit, Recanati and Grad, who were then serving on the Board of Directors, in exchange for approximately $20.0 million, subject to certain net asset adjustment. Of the proceeds, $12.0 million has been used to pay a portion of a $15.0 million term loan and the remainder will be used as general working capital. The transaction was approved by a majority of the Company's disinterested directors.

PREFERRED STOCK AND WARRANT EXCHANGE

      On October 25, 2002, we effected an exchange of all of our outstanding shares of Series A2 Convertible Redeemable Preferred Stock ("Series A2 Preferred Stock") and Series B2 Convertible Redeemable Preferred Stock ("Series B2 Preferred Stock") and related warrants for an equal number of shares of newly created Series A3 Convertible Redeemable Preferred Stock ("Series A3 Preferred Stock") and Series B3 Convertible Redeemable Preferred Stock ("Series B3 Preferred Stock") and related warrants. This exchange was made to correct a deficiency in potential conversion price adjustments from the prior exchange of Series A1 and B1 Preferred Stock and related warrants for Series A2 and B2 Preferred Stock and related warrants on August 29, 2002. The conversion price for the Series A3 Preferred Stock and the conversion price for the Series B3 Preferred Stock remain the same as the previously issued Series A1 and A2 Preferred Stock and Series B1 and B2 Preferred Stock, at $8.333 and $12.531, respectively. The exercise price for the aggregate 753,640 warrants relating to the Series A3 Preferred Stock was increased from $0.38 to $0.40 per share which is a reduction from the $1.77 exercise price of the warrants relating to the Series A1 Preferred Stock. The exercise price for the aggregate 1,047,382 warrants relating to the Series B3 Preferred Stock was increased from $0.38 to $0.40 per share which is a reduction from the $1.77 exercise price of the warrants relating to the Series B1 Preferred Stock. The adjusted exercise price was based on the closing price of the Company's Series C Convertible Redeemable Preferred Stock and warrants on August 14, 2002, plus $0.02, to reflect accurate current market value according to relevant Nasdaq rules. This adjustment was made as part of the agreement under which the holders of the Company's Preferred Stock agreed to waive their price-protection anti-dilution protections to allow the Company to issue the Series C Preferred Stock and warrants without triggering the price-protection anti-dilution provisions and excessively diluting its Common Stock.

      Under the terms of the agreement, we are authorized to issue equity securities in a single or series of financing transactions representing aggregate gross proceeds to the Company of approximately $5.0 million, or up to an aggregate 17.5 million shares of common stock, whichever occurs first, without triggering the price-protection anti-dilution provisions in the Series A3 Preferred Stock and B3 Preferred Stock and related warrants. In exchange for the waiver of these price-protection anti-dilution provisions, we repriced the warrants as described above and have agreed to issue on a pro rata basis up to
4.6 million warrants to the holders of Series A3 Preferred Stock and Series B3 Preferred Stock at such time and from time to time as the Company closes subsequent financing transactions up to the $5.0 million issuance cap or the
17.5 million share issuance cap. As a result of the Series C Preferred Stock financing which represented approximately $1.6 million of the Company's $5.0 million in allowable equity issuances, the Company is obligated to issue an aggregate of 1,451,352 warrants at an exercise price of $0.40 per share to the existing Preferred Stockholders. Additionally, the Company has agreed to issue a warrant to purchase common stock to the existing Preferred Stockholders on a pro rata basis for each warrant to purchase common stock that the Company issues to a third-party lender in connection with the closing of a qualified loan transaction. The above referenced warrants will have the same exercise price as the exercise price of the warrant, or equity security, that the Company issues in connection with the Company's subsequent financing or loan transaction or $0.40 per share (adjusted for recapitalizations, stock splits and the like), whichever is greater.

      Previously, on October 16, 2001, the Company effected an exchange of all of its outstanding shares of Series A 4% Convertible Redeemable Preferred Stock and Series B 4% Convertible Redeemable Preferred Stock and related warrants for an equal number of shares of our newly created Series A1 Convertible Redeemable Preferred Stock ("Series A1 Preferred Stock") and Series B1 Convertible Redeemable Preferred Stock ("Series B1 Preferred Stock") and related warrants. Advanced Systems Europe, B.V. ("ASE"), a wholly owned subsidiary of Level 8's principal stockholder at the time, exchanged 10,000 shares of Series A Preferred Stock for the newly created Series A1 Preferred Stock. The effect of the exchange with respect to ASE is as follows: The conversion price for the Series A1 Preferred Stock was reduced from $10.00 to $8.333 per share, and the total number of shares of common stock into which such shares may be converted increased from 1,000,000 to 1,200,048. No dividends are payable on the Series A1 Preferred Stock. Liraz and ASE may no longer be considered related parties because of their divestments of capital stock of the Company.

LOANS TO RELATED PARTIES

      On January 27, 2001, the Company extended a loan to Paul Rampel, the then President and a director of the Company, in the amount of $75,000. The loan carried an interest rate of 10% per annum on the principal balance and the loan was due and payable in full on January 27, 2002. The loan was secured by 15,000 shares of common stock of the Company held by Mr. Rampel under a Stock Pledge agreement between the Company and Mr. Rampel. In March of 2002, Mr. Rampel, as part of his new employment agreement with the Company, gave back the 15,000 shares of stock as partial payment on the Note and agreed to pay the rest of the Note off monthly during 2002. The remainder of the balance was settled in connection with Mr. Rampel's separation agreement entered into in June 2002.

      On October 25, 2000, the Company extended a loan to Samuel Somech, Chairman Emeritus and a director of the Company, in the amount of $495,000. The loan carries an interest rate of 6.5% per annum on the unpaid balance. The loan is payable in five equal annual installments of principal and interest starting on March 1, 2001. The first installment was not paid to the Company. In September 2001, the Company and Mr. Somech agreed that in exchange for the forgiveness of the Promissory Note, Mr. Somech will forgo retirement benefits under the amendment to Mr. Somech's employment agreement

  BORROWINGS AND COMMITMENTS FROM LIRAZ

      As part of the acquisition of Template software, the Company obtained $10 million in financing in the form of a 17 month term loan. The financing was guaranteed by Liraz, the Company's principal stockholder, in return for 60,000 shares of the Company's common stock. The number of shares of common stock provided in exchange for the guarantee, was determined by the independent directors of the Company in consultation with an outside appraisal firm and based upon market conditions and the Company's anticipated financing needs at closing. In the third quarter of 2000, this term loan was amended to provide the Company with an additional $5 million in borrowings and to extend the due date from May 31, 2001 to November 30, 2001. Liraz subsequently extended its guarantee of the amended loan through November 30, 2001 in exchange for 110,000 shares of the Company's common stock. The value of the shares issued will be capitalized and amortized over the term of the loan as a component of interest expense. In May of 2001, Liraz extended its guarantee until April 30, 2002. The commitment provides for an interest rate equal to the London Interbank Offered Rate plus 1% annually. As of June 30, 2002 the interest rate was approximately 3.03%. As part of the sale of the Geneva AppBuilder Product to a subsidiary of Liraz in October 2001, the company utilized the proceeds from the transaction and other assets to liquidate approximately $12 million of the outstanding debt. At the same time, Liraz extended its guarantee and the maturity date on the balance of the Note until November 2003.

      Under an agreement between Liraz and the Company dated December 31, 1998 (the "Liraz Agreement"), Liraz made a $12 million loan to the Company, which bears simple interest at a rate of 12% a year and was to mature on June 30, 2000. On May 31, 1999, the Liraz Agreement was amended to change the maturity date from June 30, 2000 to December 15, 2000, and to provide for semiannual interest payments rather than payment of interest at maturity. No other terms of the loan were amended. The Company used part of the proceeds from the issuance of the Series A 4% Convertible Redeemable Preferred Stock to make an $8 million payment to Liraz to pay down the balance of the loan. Liraz had previously committed to provide the Company with up to $7.5 million of working capital payable upon the earlier of March 31, 2001 or the successful completion of an earlier financing providing more than $7.5 million in proceeds to the Company. As a result of raising more than $7.5 million from the issuance of preferred stock and warrants in June 1999, the Liraz commitment terminated. The Company paid Liraz in full in the third quarter of fiscal year 2000.

JOINT DEVELOPMENT ARRANGEMENT WITH LIRAZ

      The Company and Liraz previously had an agreement for the joint development of certain software for a Microsoft contract. Under the agreement, Liraz and the Company were each to pay 50% of the total project development costs. In exchange for providing 50% of such costs, Liraz was previously entitled to receive royalties of 30% of the first $2 million in contract revenue, 20% of the next $1 million, and 8% thereafter. On April 1, 1998, the agreement was amended to provide that the Company would reimburse Liraz's costs of development of $1.5 million and would pay Liraz royalties of 3% of program revenues generated from January 1, 1998 until December 31, 2000. The $1.5 million reimbursement is being amortized over the term of the revised royalty agreement and was paid to Liraz by the delivery of an 8% note payable in three installments in 1998, 1999 and 2000. Additional royalties of $.13 million were paid to Liraz in 1999 for 1998 sales.

           PROPOSAL 2: AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED
          CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
                  AND TO REDUCE THE NUMBER OF AUTHORIZED SHARES

BACKGROUND

      Our Board of Directors has unanimously adopted a resolution approving, and recommending to stockholders for approval, a proposal to amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split of the shares of our common stock issued and outstanding at any whole number ratio between 1-for-4 through 1-for-12. As part of the resolution and regardless of the reverse split ratio selected, the Board has approved, and recommends that the stockholders approve, reducing the number of shares of authorized capital stock from 50 million to 25 million, to be comprised of 5 million shares of authorized preferred stock and 20 million shares of authorized common stock. Assuming stockholder approval, the Board will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of the Company and its stockholders, whether or not to effect a reverse stock split, and if so, the number of shares of our common stock between and including four and twelve which will be combined into one share of our common stock, at any time before the first anniversary of this Annual Meeting of Stockholders. If the Board determines to proceed with the reverse split, the shares of authorized capital stock will be reduced by the same amount, irrespective of the ratio for the reverse split selected. This proposal is intended as an alternative to Proposal 3, which seeks approval of an increase in the authorized shares of Common Stock.

      The Board believes that granting the Board this discretion, rather than approval of a specified exchange ratio, provides the Board with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of Level 8 and its stockholders. Furthermore, granting the Board the discretion to elect whether to effect the reverse stock split for the reasons set forth herein or, alternatively, to just increase the authorized shares of Common Stock as described in Proposal 3, is in the best interests of Level 8 and its stockholders because the Board will have the flexibility to determine, based on certain factors, including whether the Company is then listed on a Nasdaq Market, which proposal to implement.

      The form of the proposed amendment is attached to this proxy statement as Exhibit A. By approving this Proposal 2, stockholders will approve a set of potential of amendments to our Certificate of Incorporation pursuant to which any whole number of outstanding shares between and including four and twelve would be combined into one share of our common stock, and authorize the Board to file only one such amendment, as determined by the Board in the manner described herein, and to abandon each amendment not selected by the Board. Each of the amendments approved by the stockholders would also reduce the number of authorized shares of capital stock to 25 million. The Board may also elect not to do any reverse split, in which case the Board will either implement Proposal 3 and the authorized shares of Common Stock will be increased or abandon both proposals, in which case the authorized shares of capital stock will remain the same.

      After stockholder approval and after the Board determines that the reverse stock split remains in the best interests of Level 8 and its stockholders, the reverse stock split will be effected by filing one of the set of potential amendments approved by the stockholders with the Secretary of State of Delaware. The amendment filed will effect the reverse stock split at the ratio selected by the Board within the parameters set forth in this proposal. The Board of Directors would abandon the other amendments authorized by the stockholders pursuant to Section 242(c) of the Delaware General Corporation Law.

REASONS FOR THE REVERSE STOCK SPLIT

      Our Common Stock is currently listed on the Nasdaq National Market. The continued listing criteria of the Nasdaq National Market require, among other things, that our Common Stock maintain a closing bid price in excess of $1.00 per share. On July 16, 2002, Nasdaq notified us that the bid price of our Common Stock had closed at less than $1.00 per share for the previous 30 consecutive trading days. During the 90 day grace period, or until October 14, 2002, to regain compliance with the minimum bid price requirement, we were additionally notified that the Company did not comply with the minimum stockholders' equity requirement for continued listing on the Nasdaq National Market. Since the minimum stockholders' equity requirement for listing on the Nasdaq SmallCap Market of $2,500,000 was more likely to be achieved by the Company in the short term, and to get the benefit of the SmallCap Market's additional 90 day grace period for complying with the $1.00 minimum bid price requirement, on September 4, 2002, we applied for transfer to the Nasdaq SmallCap Market. On October 4, 2002, Nasdaq notified the Company that it was denying the Company's application to transfer to the SmallCap Market and was commencing delisting procedures from the Nasdaq National Market. The Company has appealed the Nasdaq Staff Determination and needs to show, as part of its definitive plan of compliance, a definitive plan to get the trading price of our Common Stock over $1.00 to show compliance with the minimum bid price requirements of both the Nasdaq National Market and the Nasdaq SmallCap Market. Our appeal has stayed the delisting process, and our hearing before a Nasdaq Review Panel was held on November 14, 2002. The Company will not know the results of its appeal until the end of November at the earliest. The Nasdaq Review Panel may elect to immediately delist the Company's Common Stock, approve the Company's transfer to the Nasdaq SmallCap Market or give the Company additional time to show a definitive plan of compliance with the Nasdaq Marketplace Rules. If the Nasdaq Review Panel determines to proceed with the delisting of the Company's Common Stock and to deny the Company's application to transfer to the Nasdaq SmallCap Market, the Board of Directors may abandon the reverse stock split and implement Proposal 3, assuming the stockholders approve such proposal.


      The Board of Directors has determined that the continued listing of the Company's Common Stock on either the Nasdaq National Market or transferring to the Nasdaq SmallCap Market is in the best interests of the Company and its stockholders. Additionally, the Board of Directors believes that if our Common Stock trades above $1.00 it may generate additional investor interest in our Common Stock and increase the liquidity of the Common Stock. If the Company's Common Stock were delisted from the Nasdaq National Market and not eligible to transfer to the Nasdaq SmallCap Market, the Board of Directors believes that the liquidity in the trading market for the Company's Common Stock would be significantly decreased, which would likely reduce the trading price and increase the transaction costs of trading shares of our Common Stock.


      Accordingly, the primary purpose of the reverse stock split is to increase the trading price of the Company's Common Stock on the Nasdaq National Market, or, if the Company's transfer is approved, on the Nasdaq SmallCap Market. If stockholders approve the reverse stock split amendment at the Annual Meeting, the Board of Directors intends to effect the reverse stock split, unless it determines at any time that the reverse stock split is no longer in the best interests of the Company and its stockholders. If the Company does effect the reverse stock split, the Company's Common Stock may not trade at a price that is the number of times the pre-split price based on the ratio selected by the Board and may not even remain above $1.00. Therefore, the Company's Common Stock may still be delisted from the Nasdaq National or SmallCap Market for that reason, or it may be delisted for other reasons including the Company's inability to show a definitive plan of compliance with the stockholders' equity requirements. Even if the Company is delisted by Nasdaq prior to the Annual Meeting, the reverse stock split will still be considered to for the purpose of increasing the availability of shares for issuance as described below or the Board may instead implement Proposal 3 and just increase the shares of Common Stock authorized for issuance. No further action on your part will be required to either effect or abandon the reverse stock split, as the Board of Directors will have the discretion to make that decision.



      The Company will need to raise additional equity capital to support its operating plan. Prior to the effectiveness of the reverse stock split and based on the trading price of the Company's Common Stock, the Company would not have sufficient authorized shares to raise any significant amount of equity capital. Accordingly, a secondary purpose of the reverse stock split is to effectively increase the number of shares that the Company is able to issue by selecting a reverse stock split ratio that is larger than the ratio of the reduction in authorized capital stock. Furthermore, as part of the Company's agreement with the holders of its Series A3 Preferred Stock and Series B3 Preferred Stock, the Company has agreed to issue warrants in connection with any future financings. To satisfy the Company's obligations under these agreements, additional authorized shares will be necessary.

BOARD DISCRETION TO IMPLEMENT THE REVERSE STOCK SPLIT AND THE DECREASE IN AUTHORIZED CAPITAL STOCK

      If the reverse stock split and the decrease in authorized capital stock is approved by our stockholders, it will be effected, if at all, only upon a determination by the Board that a reverse stock split (with an exchange ratio determined by the Board as described above) is in the best interests of Level 8 and its stockholders. Such determination shall be based upon certain factors, including meeting the listing requirements for the Nasdaq National or SmallCap Markets, the necessity and advisability of issuing additional shares of Common Stock, existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our Common Stock. The Company has an appeal before a Nasdaq Review Panel on November 14, 2002 regarding its listing status and, accordingly, could potentially be delisted from the Nasdaq National Market prior to stockholder approval of this proposal. If the Company is not listed on a Nasdaq Market, the Board may consider abandoning the reverse stock split and, instead, increase the number of authorized shares of Common Stock as described in Proposal 3.

      Finally, notwithstanding approval of the reverse stock split and the decrease in the authorized capital stock by the stockholders, the Board may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of Delaware not to effect the reverse stock split and the decrease in authorized capital stock, as permitted under Section 242(c) of the Delaware General Corporation Law.

EFFECTS OF THE REVERSE SPLIT AND THE REDUCTION IN AUTHORIZED CAPITAL STOCK

      After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of our Common Stock. However, the proposed reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in us, except to the extent that the reverse split results in any of our stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our Common Stock will not be affected by the proposed reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). The number of stockholders of record will not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split).

      Although the proposed reverse stock split will not affect the rights of stockholders or any stockholder's proportionate equity interest in Level 8 (subject to the treatment of fractional shares), the number of authorized shares of Common Stock will not be reduced proportionately. Although the proposal includes a reduction in the authorized capital stock, such a reduction, with respect to the authorized Common Stock and Preferred Stock is only at a one-for-two ratio. Accordingly, the Board will have the ability to issue a greater percentage of authorized and unissued shares without further stockholder action than it was able to issue before the reverse stock split. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock. The effective increase in the number of authorized but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our Certificate of Incorporation or bylaws.

      The proposed reverse stock split will reduce the number of shares of Common Stock available for issuance under the Level 8 1997 Stock Option Plan, the 1995 Stock Option Plan and the Outside Director Stock Incentive Plan in proportion to the exchange ratio selected by the Board within the limits set forth in this proposal. We also have certain outstanding stock options and warrants to purchase shares of our Common Stock. Under the terms of the outstanding stock options and warrants, the proposed reverse stock split will effect a reduction in the number of shares of Common Stock issuable upon exercise of such stock options and warrants in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants. In connection with the proposed reverse stock split, the number of shares of Common Stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

      We also have shares of Series A3 Preferred Stock, Series B3 Preferred Stock and Series C Preferred Stock outstanding. Each series of Preferred Stock is convertible into Common Stock at a certain ratio. The conversion ratio for each series of Preferred Stock will also be adjusted proportionately, reducing the number of shares upon conversion of such Preferred Stock in proportion to the reverse split ratio selected by the Board within the parameters set forth in this proposal.

      If the proposed reverse stock split is implemented, it will increase the number of stockholders of Level 8 who own "odd lots" of less than 100 shares of our Common Stock. Brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions involving more than 100 shares of Common Stock.

      Our Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act. If the Company is still listed by the Nasdaq National Market or has transferred to the Nasdaq SmallCap Market and the proposed reverse stock split is implemented, our Common Stock will continue to be reported on the relevant Nasdaq Market under the symbol "LVEL" (although Nasdaq would likely add the letter "D" to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

      The proposed reverse stock split will not affect the par value of our Common Stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the Common Stock will be reduced in proportion to the exchange ratio selected by the Board in the manner described above, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our Common Stock will be increased because there will be fewer shares of our Common Stock outstanding.

      Although the reverse stock split will not, by itself, impact the Company's assets or prospects, the reverse stock split could result in a decrease in the aggregate market value of our Common Stock. The Board of Directors believes that this risk is outweighed by the benefits of the continued listing of the Company's Common Stock on the Nasdaq National Market or the benefits of transferring to the Nasdaq SmallCap Market and the necessity of having additional shares available to consummate future equity financings.

      The following table reflects the approximate number of shares of Common Stock issued and outstanding individually and together with the shares of Common Stock issuable upon the exercise of issued warrants, stock options and convertible preferred stock as of October 31, 2002 and that would be, after the reverse stock split and reduction in the authorized capital stock (at each of the possible ratios), (1) authorized, (2) issued and outstanding, (3) outstanding or reserved for issuance, and (4) authorized but unissued.


                                                                        Shares of       Authorized but
                                  Authorized         Shares of        Common Stock      Unissued Shares
                                    Shares         Common Stock      Outstanding or    of Common Stock
                                  of Common         Issued and        Reserved for      Available for
                                    Stock           Outstanding         Issuance           Issuance
                                    -----           -----------         --------           --------

Before reverse stock split       140,000,000        19,127,467        38,479,948         1,520,052
After Reverse Split at:
1-for-4 ..................        20,000,000         4,781,867         9,619,987        10,380,013
1-for-5 ..................        20,000,000         3,825,493         7,695,990        13,586,675
1-for-6 ..................        20,000,000         3,187,911         6,431,325        13,586,675
1-for-7 ..................        20,000,000         2,732,495         5,497,135        14,502,865
1-for-8 ..................        20,000,000         2,390,933         4,809,994        15,190,007
1-for-9 ..................        20,000,000         2,125,274         4,275,550        15,724,450
1-for-10 .................        20,000,000         1,912,747         3,847,995        16,152,005
1-for-11 .................        20,000,000         1,738,861         3,498,177        16,501,823
1-for-12 .................        20,000,000         1,593,956         3,206,662        16,793,338


FRACTIONAL SHARES

      Following the effectiveness of the reverse stock split, the Company will not issue fractional shares of Common Stock. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the exchange ratio selected by the Board within the limits of this proposal, will, upon surrender to the exchange agent of such certificates representing such fractional shares, receive cash at the market price. The market price will be determined using the closing price of the Company's Common Stock on the Nasdaq National Market or the Nasdaq SmallCap Market, as applicable, on the effective date. If the Company is not listed on a Nasdaq Market at the effective date, the Board of Directors will determine fair value for the fractional shares.

RIGHTS AND PREFERENCES OF THE COMPANY'S CAPITAL STOCK; RECORD HOLDERS

      As described above, with the exception of the number of shares issued and outstanding, the rights and preferences of the shares of the Company's Common Stock and Preferred Stock before and after the reverse stock split will remain the same. It is not anticipated that the percentage ownership of management, the number of stockholders, or any aspect of the Company's business, financial condition or operating results would materially change as a result of the reverse stock split, except that the Company's per share loss or income will be increased because there would be fewer shares outstanding.


      As of November 19, 2002, the Company had 174 record holders of its Common Stock. If the maximum reverse stock split ratio of one-for-twelve is selected by the Board, it is anticipated that approximately 8 stockholders of record (currently holding 11 or less shares of Common Stock) would be eliminated and the Company would have approximately 166 record holders. If the minimum reverse stock split ratio of one-for-four is selected by the Board, it is anticipated that approximately 2 stockholders of record (currently holding 3 or less shares of Common Stock) would be eliminated and the Company would have approximately 172 record holders. Accordingly, there may be some small variations in the number of record holders of the Company's Common Stock following the effectiveness of the reverse stock split depending on the ratio selected by the Board for implementation.


EFFECTIVENESS OF THE REVERSE STOCK SPLIT AND DECREASE IN AUTHORIZED CAPITAL
STOCK

      The reverse stock split and the decrease in authorized capital stock, if approved by the Company's stockholders, will become effective upon the filing with the Delaware Secretary of State of a certificate of amendment to the Company's Amended and Restated Certificate of Incorporation, in substantially the form attached to this proxy statement as Exhibit A. This filing will likely take place on or shortly after the date of the Annual Meeting, assuming that the stockholders approve this Proposal 2. However, the Board of Directors will determine the exact timing of the filing of the certificate of amendment based upon its evaluation as to when this action will be most advantageous to the Company and its stockholders, and the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the reverse stock split and the reduction in authorized capital stock if, at any time before filing the reverse stock split amendment, the Board of Directors, in its sole discretion, determines that the reverse stock split and the reduction in authorized capital stock is no longer in the best interests of the Company and its stockholders. If the Board makes a determination that the reverse split and reduction in authorized shares of capital stock is not in the best interests of the Company and its stockholders, it may instead determine to implement Proposal 3, assuming that stockholders have approved such proposal, and increase the shares of Common Stock authorized for issuance.

      Beginning on the effective date of the reverse stock split, each certificate representing shares of Common Stock will be deemed for all corporate purposes to evidence ownership of the reduced number of shares of Common Stock resulting from the reverse stock split. Following the effective date, stockholders will be notified by a press release of the effectiveness of the reverse stock split and will be sent instructions as to how and when to surrender their certificates representing shares of Common Stock in exchange for certificates or other evidence representing the reduced number of shares of Common Stock resulting from the reverse stock split. The Company intends to use its transfer agent, American Stock Transfer & Trust Company, as exchange agent to effect the exchange of certificates following the reverse stock split. No service charges will be payable by you in connection with the exchange of certificates. All of these expenses will be borne by the Company.

YOU SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND YOU SHOULD NOT SUBMIT ANY CERTIFICATES TO THE COMPANY OR ITS EXCHANGE AGENT UNTIL YOU ARE REQUESTED TO DO SO.

CERTAIN FEDERAL INCOME TAX CONSIDERATION

      The following is a summary of certain material United States federal income tax consequences of the reverse stock split. It does not purport to be a complete discussion of all of the possible United States federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. This discussion does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. It also assumes that the shares of Common Stock held by the stockholders before the reverse stock split were, and the shares of Common Stock held after the reverse stock split will be, held as "capital assets," as defined in the Internal Revenue Code of 1986 (that is, generally, property held for investment). The tax treatment to a stockholder may vary depending upon the particular facts and circumstances of that stockholder. Furthermore, this discussion is based on the provisions of the United States federal income tax law in effect on the date of this Proxy Statement, which are subject to change retroactively as well as prospectively, and is not binding on the Internal Revenue Service or the courts.

      Other than the cash payments, if any, received by a stockholder in lieu of fractional shares as discussed below, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of shares held before the reverse stock split for shares after the reverse stock split. The aggregate tax basis of the shares of Common Stock received in the reverse stock split (including any fraction of a share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the shares of Common Stock exchanged for those shares. Stockholders who receive cash in lieu of fractional share interests will be treated as having received the fractional shares and then having exchanged the fractional shares for cash in a redemption by the Company, and will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and their adjusted basis allocable to the fractional share interests redeemed. Such gain or loss will be long term capital gain or loss if the applicable shares of Common Stock were held for more than one year. The federal income tax liabilities generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. A stockholder's holding period for the shares of Common Stock held after the reverse stock split will include the period during which the stockholder held the shares of Common Stock surrendered in the reverse stock split. The Company will not recognize any gain or loss as a result of the reverse stock split.

      WE HAVE INCLUDED THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE FOR YOUR GENERAL INFORMATION ONLY, AND IT MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE REVERSE STOCK SPLIT, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

ACCOUNTING EFFECTS OF THE REVERSE STOCK SPLIT

      Following the reverse stock split, the par value of the Company's Common Stock will remain the same. The stockholders' equity of the Company will remain unchanged. The Company's per share loss or income for all periods reported will be increased because there will be fewer shares of Common Stock outstanding.

NO APPRAISAL RIGHTS

      No appraisal rights are available under Delaware law or under the Amended and Restated Certificate of Incorporation or bylaws, if you dissent from or vote against the proposal to approve the reverse stock split amendment.

STOCKHOLDER APPROVAL

            The affirmative vote of a majority of the outstanding shares of Voting Common Stock voting together as a single class and the affirmative vote of a majority of the outstanding shares of Preferred Stock voting together as a single class without regard to conversion limitations are required to approve the proposal to amend the Company's Amended and Restated Certificate of Incorporation to effect the reverse stock split and the reduction in the authorized capital stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND TO REDUCE THE AUTHORIZED SHARES OF CAPITAL STOCK.

           PROPOSAL 3: AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED
          CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES
                           OF AUTHORIZED COMMON STOCK

BACKGROUND

      Our Board of Directors has unanimously adopted a resolution approving, and recommending to stockholders for approval, a proposal to amend our Amended and Restated Certificate of Incorporation to increase the aggregate number of shares of Common Stock that the Company is authorized to issue from 40,000,000 to 60,000,000. This proposal, if approved by the stockholders will allow the Board to determine in its sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of the Company and its stockholders, whether or not to effect an increase in the Company's authorized shares of Common Stock. This proposal is intended as an alternative to the reverse stock split and reduction in authorized capital stock proposal described in Proposal 2.

      Furthermore, granting the Board the discretion to elect whether to effect the reverse stock split for the reasons set forth in Proposal 2 or, alternatively, to just increase the authorized shares of Common Stock as described in this Proposal 3, is in the best interests of Level 8 and its stockholders because the Board will have the flexibility to determine, based on certain factors, including whether the Company is then listed on a Nasdaq Market, which proposal, if any, to implement.

      The form of the proposed amendment is attached to this proxy as Exhibit B. By approving this Proposal 3, the stockholders are giving the Board of Directors the authority to determine whether to effect the reverse stock split, assuming the stockholders also approve Proposal 2 or to increase the authorized shares of Common Stock as described in this Proposal 3. If the Board of Directors elects to effect the reverse stock split and the reduction in authorized capital stock, the amendment described in this Proposal 3 will be abandoned by the Board of Directors pursuant to Section 242(c) of the Delaware General Corporation Law and the number of authorized shares of capital stock will be reduced pursuant to the terms of Proposal 2. If this Proposal 3 is approved by the stockholders and the Board elects to increase the authorized shares of Common Stock, the amendment will become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State and the amendment described in Proposal 2 will be abandoned.

REASONS FOR THE INCREASE IN AUTHORIZED COMMON STOCK

      The Company will need to raise additional equity capital to support its operating plan. Prior to the effectiveness of the reverse stock split and based on the trading price of the Company's Common Stock, the Company would not have sufficient authorized shares to raise any significant amount of equity capital. As of November 10, 2002, the Company had approximately 19,127,426 shares of Common Stock outstanding and an additional 19,352,481 shares of Common Stock reserved for issuance upon the exercise of stock options, warrants and upon the conversion of Preferred Stock. Accordingly, the Company only has 1,520,052 shares of Common Stock remaining for issuance for other purposes which will be insufficient to satisfy the Company's obligations to issue warrants to the holders of its Preferred Stock and to close an equity financing that would raise sufficient capital to fund the Company's operating plan.

      The Board of Directors believes that it is in the Company's best interests to increase the number of authorized but unissued shares of Common Stock in order to provide the Company with the flexibility to issue Common Stock for a variety of corporate purposes the Board may deem advisable without further action by the Company's stockholders, unless required by law, regulation or stock exchange rule. These purposes could include, among other things, the sale of stock to obtain additional capital funds, the reservation of shares of Common Stock for issuance upon the conversion of Preferred Stock or the exercise of warrants and other bona fide purposes.

      The Board believes that the proposed increase in authorized Common Stock will make sufficient shares available for use pursuant to the purposes described herein. Other than as specified above and as permitted or required under the Company's employee benefit plans and under outstanding options, warrants and other securities convertible into Common Stock (including the obligation to issue certain warrants to the holders of its Preferred Stock), the Company's management has no present arrangements, agreements or understandings for the use of the additional shares proposed to be authorized. No additional action or authorization by the Company's stockholders would be necessary prior to the issuance of any additional shares, unless required by applicable law or the rules of any stock exchange or quotation system on which the Common Stock is then listed or quoted. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board.

      The additional shares of Common Stock authorized by the proposed amendment would have the same privileges as the shares of Common Stock currently authorized and issued. In addition, if the Board elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power and percentage ownership of current stockholders. Except for certain transactions requiring stockholder approval under the Delaware General Corporation Law or the Nasdaq Stock Market, the Board may approve the issuance of authorized shares of Common Stock at such times, to such persons and for such consideration as it determines without prior approval of or ratification by the stockholders.

POTENTIAL ANTI-TAKEOVER EFFECT


      The proposed amendment to increase the number of authorized shares of Common Stock could, under certain circumstances, have an anti-takeover effect. For example, in the event of a hostile attempt to take over control of the Company, it may be possible for us to endeavor to impede the attempt by issuing shares of Common Stock, thereby diluting or impairing the voting power of the other outstanding shares of Common Stock and increasing the potential costs to acquire control of the Company. The amendment therefore may have the effect of discouraging unsolicited takeover attempts, thereby potentially limiting the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. We may use the additional shares to resist or frustrate a third-party transaction providing for an above-market premium even if such third-party transaction is favored by a majority of the independent stockholders. The proposed amendment may have the effect of permitting our current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business. This proposal to increase the authorized Common Stock has been prompted by business and financial considerations.


STOCKHOLDER APPROVAL

            The affirmative vote of a majority of the outstanding shares of Voting Common Stock voting together as a single class and the affirmative vote of a majority of the outstanding shares of Voting Stock voting together as a single class are required to approve the proposal to amend the Company's Amended and Restated Certificate of Incorporation to increase the authorized shares of Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK.

       PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      Stockholders will be asked to vote for a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 2002. If the stockholders, by affirmative vote of the holders of a majority of the votes cast, do not ratify this appointment, the Audit Committee of the Board of Directors will reconsider its action and select other independent public accountants without further stockholder action. Abstentions and broker non-votes will have no effect on Proposal 4.

      The Company appointed Deloitte & Touche LLP as its independent auditors on July 11, 2000. Previously, on July 10, 2000, the Company dismissed PricewaterhouseCoopers LLP as its independent accountants. The decision to change independent accountants was recommended by the Audit Committee of the Board of Directors and approved by the Board of Directors. During the two most recent fiscal years, none of the reports on the Company's financial statements contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the two most recent fiscal years and any subsequent interim period, there have been no disagreements with the Company's independent accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

      A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if such representative desires to do so.

      AUDIT FEES. In connection with services rendered for the audit of the Company's annual financial statements and the review of the Company's interim financial statements for the first, second and third quarters of 2001, total audit fees for fiscal year 2001 were $290,729. This includes fees for services that were billed to the Company in fiscal year 2002 in connection with the 2001 fiscal year audit.

      FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. The Company did not retain its principal accountant to perform Financial Information Systems Design or Implementation services in fiscal year 2001.

      OTHER FEES. During fiscal year 2001, the Company was billed approximately $179,723 by its principal accountants for services not described above, including audit related services of $97,902 and non-audit services of $81,821. Audit related services included fees for registration statement consents, review of securities filings and for audits of the Company's employee benefit plans. Non-audit services consisted primarily of tax consulting work.

      The Audit Committee has considered the provision of non-audit services by our principal accountants and has determined that the provision of such services were consistent with maintaining the independence of the Company's principal accountants.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY.

               STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

      Stockholders wishing to submit a proposal for action at the Company's 2003 Annual Meeting of Stockholders and desiring the proposal to be considered for inclusion in the Company's proxy materials relating thereto must provide a written copy of the proposal to the Secretary of the Company at its principal executive offices a reasonable time before the Company begins to print and mail its proxy materials and must otherwise comply with the rules of the Securities and Exchange Commission relating to stockholder proposals. The Company has the right to request documentary support (as provided in Rule 14a-8 promulgated by the Commission pursuant to the Exchange Act) of the proponent's ownership claim within 14 calendar days after receipt of the proposal, and the proponent shall furnish appropriate documentation within twenty-one (21) days after receiving such request. Stockholders who submit proposals must, in all other respects, comply with Rule 14a-8 under the Exchange Act. If a proponent fails to notify the Company at least forty-five (45) days prior to the month and day of the prior year's proxy statement, then the management proxies would be allowed their discretionary voting authority when the proposal is presented at the Annual Meeting, without any discussion of the matter in the proxy statement.

                                  ANNUAL REPORT

      A copy of Level 8's combined Annual Report to Stockholders and Annual Report on Form 10-K/A for the year ended December 31, 2001 accompanies this Proxy Statement.

                                  OTHER MATTERS

      Management is not aware of any other matters to be considered at the Annual Meeting other than as set forth in this Proxy Statement. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy in their discretion to vote the proxies in accordance with their judgment of such matters.

THE COMPANY WILL UPON THE WRITTEN REQUEST OF ANY STOCKHOLDER, FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001. REQUESTS FOR COPIES SHOULD BE DIRECTED TO INVESTOR RELATIONS, LEVEL 8 SYSTEMS, INC., 8000 REGENCY PARKWAY, CARY, NORTH CAROLINA 27511.

__________, 2002

                                    EXHIBIT A

       AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

           The text of Article Six of the Company's Amended and Restated Certificate of Incorporation prior to the start of subsection 6.A. PREFERRED STOCK will be deleted and replaced in its entirety with the following:

            "6. The total number of shares of capital stock which the Corporation is authorized to issue is twenty-five million (25,000,000) shares, consisting of:

                  (i)   twenty million (20,000,000) shares of
        common stock, par value $.001 per share ("Common Stock);

                  (ii)   five million (5,000,000) shares of
        preferred stock, par value $.001 per share ("Preferred
        Stock); and

                  (iii) Effective at 6:00 p.m. Wilmington, Delaware time on the date of filing of the Certificate of Amendment reflecting this amendment with the Delaware Secretary of State, every [*] outstanding shares of Common Stock of the Corporation will be combined into and automatically become one (1) outstanding share of Common Stock of the Corporation, par value $.001 per share. The Corporation shall not issue fractional shares on account of the foregoing reverse stock split; all shares that are held by a stockholder as of the effective date hereof shall be aggregated and each fractional share resulting from the reverse stock split after giving effect to such aggregation shall be cancelled. In lieu of any interest in a fractional share to which a stockholder would otherwise be entitled as a result of such reverse split, such stockholder shall be entitled to receive a cash amount equal to the fair value of such fractional share.

            The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation."

* By approving these resolutions you are giving approval to the combination of any whole number of shares of Common Stock, between and including four
     (4) and twelve (12), into one (1) share of Common Stock. The actual amendment to the Certificate of Incorporation shall combine into each one share the number of shares determined by the Board of Directors to be in the best interest of the Company and its stockholders.

                                    EXHIBIT B

       AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

           The text of Article Six of the Company's Amended and Restated Certificate of Incorporation prior to the start of subsection 6.A. PREFERRED STOCK will be deleted and replaced in its entirety with the following:

            "6. The total number of shares of capital stock which the Corporation is authorized to issue is seventy million (70,000,000) shares, consisting of:

                  (i)   sixty million (60,000,000) shares of
        common stock, par value $.001 per share ("Common Stock);

                  (ii)   ten million (10,000,000) shares of
        preferred stock, par value $.001 per share ("Preferred
        Stock); and

                  The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation."

PROXY - COMMON STOCK AND PREFERRED STOCK

                              LEVEL 8 SYSTEMS, INC.
        PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                      OF STOCKHOLDERS -- DECEMBER 20, 2002

            The undersigned hereby appoints JOHN P. BRODERICK and ANTHONY C. PIZI as Proxies, or either of them, with full power of substitution, and hereby authorizes them to vote, as designated below, all shares (unless a lesser number is specified on the other side) of Common Stock, par value $.001 per share of Level 8 Systems, Inc. (the "Company") and all shares of Preferred Stock of the Company that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on December 20, 2002 or any adjournments thereof, with all powers the undersigned would possess if personally present, for (i) the election of directors, (ii) the approval of the proposal to amend the Company's Amended and Restated Certificate of Incorporation to provide for a reverse stock split and to reduce the number of authorized shares of capital stock, (iii) the approval of the proposal to amend the Company's Amended and Restated Certificate of Incorporation to increase the shares of Common Stock authorized for issuance, and (iv) the ratification of the appointment of the independent accountants, and in their discretion with respect to matters incident to the conduct of the meeting and matters as to which the Board of Directors does not know, as of a reasonable time before the solicitation of this proxy, are to be presented at the meeting.

      THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" THE NOMINEES LISTED IN PROPOSAL 1, "FOR" EACH OF PROPOSALS 2 THROUGH 4 AND IN THE DISCRETION OF THE PROXY HOLDER(S) WITH RESPECT TO OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING, INCLUDING ANY ADJOURNMENTS THEREOF.


                  (Continued and to be SIGNED on the Next Page)

No. 1 Proposal to elect Anthony Pizi, Paul Rampel, Frank Artale, Nicholas
      Hatalski, Bruce Hasenyager, Kenneth Nielsen and Jay Kingley as directors of the Company.

      / /  FOR            / /  WITHHELD

      (INSTRUCTION:     To withhold authority to vote for any individual
                        nominee, write that nominee's name in the space provided below.)

                        ________________________________________________________

No. 2 Proposal to approve each of a set of potential amendments to Company's
      Amended and Restated Certificate of Incorporation to effect a reverse stock split and to decrease the number of authorized shares of capital stock of the Company and to authorize the Board to effect one of such amendments.

      / /  FOR            / /  WITHHELD            / /  ABSTAIN

No. 3 Proposal to amend the Company's Amended and Restated Certificate of
      Incorporation to increase the shares of Common Stock authorized for issuance and to authorize the Board to effect such amendment.

      / /  FOR            / /  WITHHELD            / /  ABSTAIN

No. 4 Proposal to ratify and approve the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2002.

      / /  FOR            / /  WITHHELD            / /  ABSTAIN

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF PROPOSALS 1 THROUGH 4.

                                           PLEASE MARK AND DATE THE PROXY AND
                                           SIGN YOUR NAME AS IT APPEARS HEREON.
                                           IF EXECUTED BY A CORPORATION, A DULY
                                           AUTHORIZED OFFICER MUST SIGN BY NAME
                                           AND TITLE. EXECUTORS, ADMINISTRATORS
                                           AND TRUSTEES MUST SO INDICATE WHEN
                                           SIGNING. IF SHARES ARE HELD JOINTLY,
                                           EACH HOLDER MUST SIGN.

                                           Dated _________________________, 2002

                                           _____________________________________

                                           _____________________________________
                                            Signature(s) of Stockholder(s)